Zwischen	Between
Proto Labs, Inc. 5540 Pioneer Creek Drive Maple Plain, MN 55359 USA - im Folgenden „die US Gesellschaft“ genannt -	Proto Labs, Inc. 5540 Pioneer Creek Drive Maple Plain, MN 55359 USA - hereinafter referred to as “US Company” -
und	and
Proto Labs Germany GmbH Hermann-Oberth-Straße 21 85640 Putzbrunn Deutschland - im Folgenden „Proto Labs Germany GmbH“ genannt –	Proto Labs Germany GmbH Hermann-Oberth-Straße 21 85640 Putzbrunn Germany - hereinafter referred to as “Proto Labs Germany GmbH” -
und	and
Herrn Björn Klaas Eckloßberg 24, 22391 Hamburg Deutschland - im Folgenden “Geschäftsführer“ genannt –	Mr. Björn Klaas Eckloßberg 24, 22391 Hamburg Germany - hereinafter referred to as “Managing Director” –
-gemeinsam im Folgenden “die Parteien“ -	-jointly hereinafter referred to as “the parties” –
wird folgende ABWICKLUNGSVEREINBARUNG getroffen:	the following SETTLEMENT AGREEMENT is concluded:
Präambel	Preamble
Zwischen der zwischen der Proto Labs Germany GmbH und dem Geschäftsführer besteht auf Grundlage des Dienstvertrages vom 28./29.11.2017 ein Dienstverhältnis, welches von der Proto Labs Germany GmbH mit Schreiben vom 16.07.2024 zum 31.10.2024 ordentlich gekündigt wurde. Zwischen der US Gesellschaft und dem Geschäftsführer besteht darüber hinaus ein „Severance Agreement“, welches am 28./29.09.2017 abgeschlossen wurde. Zur ordnungsgemäßen Erfüllung und Abwicklung aller vertraglichen Beziehung zwischen den Parteien wird folgende Vereinbarung getroffen:

On basis of the service agreement dated 28./29.09.2017 a service relationship exists between Proto Labs Germany GmbH and the Managing Director, which was terminated with ordinary notice by letter dated 16.07.2024 with effect as of 31.10.2024. Between the US Company and the Managing Director furthermore exists a "Severance Agreement" which was entered into on 28./29.09.2017. To ensure proper fulfilment and settlement of any contractual relationship between them the parties agree on the following:

1.Die Proto Labs Germany GmbH und der Geschäftsführer sind sich darüber einig, dass das zwischen ihnen bestehende Dienstverhältnis erst zum 30.11.2024 („Beendigungsdatum“) endet.

Der Geschäftsführer verpflichtet sich, zum Beendigungsdatum sämtliches Eigentum der Proto Labs Germany GmbH, insbesondere alle in seinem Besitz befindlichen Unterlagen, die er im Zusammenhang mit dem Dienstverhältnis erlangt oder angefertigt hat, an die Proto Labs Germany GmbH an deren Standort in Putzbrunn vollständig herauszugeben. Ein Zurückbehaltungsrecht besteht nicht. Diese Verpflichtung gilt sinngemäß auch für sämtliche Daten oder andere unkörperliche Informationen und erfasst auch etwa angefertigte Kopien oder Mehrstücke.

1.Proto Labs Germany GmbH and the Managing Director mutually agree that their service relationship will only end on 30.11.2024 (“Termination Date”).

The Manging Director shall promptly return to Proto Labs Germany GmbH at its premises in Putzbrunn all property of the Proto Labs Germany GmbH, especially all documents in his possession which he has received or prepared in the context of the service relationship. A right of retention does not exist. He shall also return all records and documents, including data and other incorporeal information and all copies or duplications thereof.

2.Der Geschäftsführer wird ab dem 01.10.2024 unter Anrechnung auf offene Urlaubsansprüche sowie etwaige Ansprüche aus Zeitguthaben von der Verpflichtung zur Arbeitsleistung unwiderruflich freigestellt. Es besteht Einigkeit darüber, dass mit der Freistellung sämtliche Urlaubsansprüche bzw. Ansprüche aus Zeitguthaben ordnungsgemäß erfüllt sind. Anderweitiger Verdienst aus der Verwertung der Arbeitskraft während der Freistellungsphase wird auf die fortzuzahlende Vergütung angerechnet. Das vertragliche Wettbewerbsverbot bleibt allerdings aufrechterhalten. Der Geschäftsführer verpflichtet sich, der Proto Labs Germany GmbH unverzüglich über anzurechnende Beträge im Sinne des § 615 S. 2 BGB zu informieren. Dies beinhaltet insbesondere eine Mitteilung darüber, was er durch anderweitige Verwendung seiner Dienste erwirbt.

2.The Managing Director shall be irrevocably released from his duty to work with effect as of 01.10.2024. Any claims for holidays and compensation for free time - if any - shall be compensated by the release from work and shall thus be settled. Any earnings from the use of work during the release period will be offset against the remuneration. The contractual non-competition clause remains in effect. The Managing Director undertakes to promptly inform Proto Labs Germany GmbH about any amounts to be credited under Art. 615 sentence 2 BGB (German Civil Code). This includes, in particular, providing information about Managing Director’s earnings through the alternative use of his services.

3.Das Dienstverhältnis zwischen der Proto Labs Germany GmbH und dem Geschäftsführer wird bis zum Beendigungsdatum auf der Grundlage des bisherigen Bruttomonatsgehaltes in Höhe von € 24.982,67 abgerechnet und die entsprechenden Nettobeträge werden von der Proto Labs Germany GmbH an den Geschäftsführer ausbezahlt.

Weitere Vergütungsansprüche des Geschäftsführers gegenüber der Proto Labs Germany GmbH bestehen nicht.

3.Until the Termination Date, the service relationship between Proto Labs Germany GmbH and the Managing Director shall be processed with the current monthly gross salary of € 24.982,67 and the respective net amounts shall be paid out to the Managing Director by Proto Labs Germany GmbH.

Further entitlements to remuneration against Proto Labs Germany GmbH, in particular to a bonus for the financial year 2024, shall not exists.

4.Der Geschäftsführer erhält gemäß Abschnitt 5.A.(i) des „Severance Agreements“ weiter von der US Gesellschaft eine Abfindung („Base Salary Cash Severance“) in Höhe von EUR 299.792,00 brutto. Der Anspruch auf die Abfindung entsteht sofort und ist vererblich und wird mit den Gehalt für den letzten Tätigkeitsmonat abgerechnet und ausbezahlt.

4.Further the Managing Director shall receive compensation ("Base Salary Cash Severance") from the US Company in the amount of EUR 299,792.00 gross in accordance with Section 5.A.(i) of the “Severance Agreement”. The entitlement to the compensation arises immediately and is inheritable; the compensation shall be due and payable together with the salary for the last month of employment.

5.Der Geschäftsführer erhält außerdem aus der Teilnahme am Short Term Incentive Plan der Proto Labs, Inc. gemäß Abschnitt 5.A.(ii) des „Severance Agreements“ von der US Gesellschaft einen Bonus („Pro Rata Bonus Payment“). Der Bonus wird gemäß dem Short Term Incentive Plan der US Gesellschaft berechnet und spätestens zum 15.03.2025 abgerechnet und ausbezahlt.

5.The Managing Director shall also receive a bonus ("Pro Rata Bonus Payment") from the US Company from participation in the Short Term Incentive Plan of Proto Labs, Inc., pursuant to Section 5.A.(ii) of the “Severance Agreement”. The bonus shall be calculated in accordance with the US Company’s Short Term Incentive Plan and due and payable no later than 15.03.2025.

6.Die Parteien sind sich darüber einig, dass zum Beendigungsdatum 3.651 Stock Options im Wert und 3.881 Restricted Stock Units vesten (zugeteilt werden) im Sinne des 5.A.(iv) des „Severance Agreements“ („accelerated vesting“). Die Abwicklung richtet sich nach dem zugrundeliegenden Long Term Incentive Plans.

Der Geschäftsführer und die US Gesellschaft sind darüber hinaus auch Parteien von drei Performance-Stock-Unit-Vereinbarungen („PSU-Vereinbarungen“). Der Geschäftsführer erhält von der US Gesellschaft auch eine anteilige Performance-Stock-Unit-Zahlung, deren Höhe gemäß den Bedingungen der PSU-Vereinbarungen berechnet wird. Die Zahlung aus den PSU-Vereinbarungen ist spätestens am 15.03. des jeweiligen Zahlungsjahres fällig und zahlbar.

Im Übrigen sind sich die Parteien darüber einig, dass sämtliche, verfallbare (unvested) und nicht ausübbaren Stock Options, Restricted Stock Units, Performance Stock Units und NQ‘s mit Wirksamwerden dieser Vereinbarung verfallen.

Sämtliche Ansprüche des Geschäftsführers aus der Teilnahme am Long Term Incentive Plan der Proto Labs, Inc. bzw. der PSU-Vereinbarung richten sich ausschließlich gegen die US Gesellschaft gemäß den zwischen dem Geschäftsführer und der US Gesellschaft getroffenen Vereinbarungen. Ansprüche gegen die Proto Labs Germany GmbH besteht nicht.

6.The Parties agree that as of the Termination Date, 3,651 Stock Options und 3,881 Restricted Stock Units will vest pursuant to Section 5.A.(iv) of the “Severance Agreement” („accelerated vesting“). The settlement will be governed by the underlying Long Term Incentive Plans.

The Managing Director and the US Company are also parties to three Performance Stock Unit Agreements (“PSU Agreements”). The Managing Director shall also receive a pro rata Performance Stock Unit payment from the US Company in the amount calculated in accordance with the terms of the PSU Agreements. The PSU Agreement payment shall be due and payable no later than 15 March each payment year.

Furthermore, the parties agree that all unvested and non-exercisable Stock Options, Performance Stock Units, Restricted Stock Units, and NQs shall be forfeited effective upon the effectiveness of this Agreement.

All claims of the Managing Director arising from participation in the Long Term Incentive Plan of Proto Labs, Inc. or the PSU Agreement are directed exclusively against the US Company in accordance with the agreements made between the Managing Director and the US Company. There are no claims against Proto Labs Germany GmbH.

7.Weitere Zahlungsansprüche bestehen nicht. Etwaige Ansprüche aus betrieblicher Altersversorgung bleiben von dieser Vereinbarung unberührt.	7.Further entitlements to payments shall not exists. Possible claims resulting from a company pension plan shall remain unaffected by this Agreement.

8.Proto Labs Germany GmbH verzichtet auf das in § 14 im Dienstvertrag vom 28./29.09.2017 mit dem Geschäftsführer geregelte nachvertragliche Wettbewerbs- und Abwerbeverbot. Mit Zugang dieser Verzichtserklärung wird der Geschäftsführer von dieser Verpflichtung befreit und ist – unter Beachtung des vertraglichen Wettbewerbsverbots bis zum Beendigungsdatum - frei in der Verwertung seiner Arbeitskraft. Proto Labs Germany GmbH wird mit Ablauf eines Jahres ab Zugang der Verzichtserklärung frühestens aber zum Ablauf eines Jahres nach dem Beendigungsdatum von der Verpflichtung zur Zahlung der Karenzentschädigung frei.

8.Proto Labs Germany GmbH hereby waives the post-contractual non-compete and non-solicitation clause regulated in Sec. 14 of the service contract dated 28/29.09.2017 with the Managing Director. Upon receipt of this waiver declaration, the Managing Director is released from this obligation and is free to utilize his labor – subject to the contractual non-compete clause until the termination date. Proto Labs Germany GmbH will be released from the obligation to pay the non-compete compensation one year after receipt of the waiver declaration, but earliest one year after the Termination Date.

9.Zwischen den Parteien besteht Einigkeit, dass der Geschäftsführer mit sofortiger Wirkung als Geschäftsführer der Proto Labs Germany GmbH sowie als Geschäftsführ der Verbundenen Unternehmen abberufen wird. Die notwendigen Löschungen der Bestellung im Handelsregister werden unverzüglich nach Abberufung vorgenommen. Der Geschäftsführer wird auf Verlangen sämtliche Erklärungen abgeben, die erforderlich sind, um seine gesellschaftsrechtlichen Ämter zu beenden. Ferner plant Proto Labs Germany GmbH, dem Geschäftsführer Entlastung zu erteilen. Zum Zeitpunkt des Zustandekommens dieser Abwicklungsvereinbarung sind keine Umstände bekannt, die einer solchen Entlastung entgegenstehen.

9.The Parties agree that the Managing Director will be removed from the office of managing director of Proto Labs Germany GmbH and of any Affiliated Companies with immediate effect. The necessary deletions of the appointment in the commercial register will be made without delay after the removal. At request the Managing Director will make all declarations required to remove him from his corporate offices. Furthermore, Proto Labs Germany GmbH plans to discharge the Managing Director. At the time of the conclusion of this settlement agreement, no circumstances are known that would oppose such a discharge.

10.Der Geschäftsführer unterzeichnet diese Vereinbarung nach reiflicher Überlegung. Er wird darauf hingewiesen, dass verbindliche Auskünfte zu den Rechtsfolgen dieser Vereinbarung, insbesondere in steuer- und sozialrechtlicher Hinsicht nur die zuständigen Stellen wie beispielsweise die Arbeits- und Finanzämter erteilen.

Der Geschäftsführer wird hiermit darüber informiert, dass er gesetzlich dazu verpflichtet ist, sich innerhalb von drei Tagen nach Kenntnis des Beendigungsdatums persönlich bei der Agentur für Arbeit als arbeitssuchend zu melden. Weiter wird der Geschäftsführer darauf hingewiesen, dass bei einem Verstoß gegen diese Meldepflicht eine Minderung des Arbeitslosengeldes eintreten kann.

10.The Managing Director agrees to this Agreement after due consideration. The Managing Director shall herewith be informed that binding information about the legal consequences of this Agreement, in particular in tax and social security matters, may only be given by the competent authorities, for example by the labour and tax offices.

The Managing Director has been informed that he is legally obliged to announce the end of his service relationship to the labour office in person within three days of knowledge of the Termination Date of the service relationship. Furthermore, the Managing Director has been informed that any breach of this obligation may result in a reduction of unemployment benefits.

11.Die Parteien sind sich darüber einig, dass - mit Ausnahme der in dieser Vereinbarung ausdrücklich genannten Ansprüche - keine weiteren finanziellen Ansprüche des Geschäftsführers mehr bestehen. Mit Erfüllung der Verpflichtungen aus dieser Vereinbarung sind sämtliche wechselseitigen Ansprüche der Parteien aus dem Dienstvertrag, dem Severance Agreement sowie alle sonstigen Ansprüche, die im Zusammenhang mit dem Dienstverhältnis und seiner Beendigung bestehen, bekannt oder unbekannt, abgegolten und erledigt. Dies gilt auch im Verhältnis zwischen dem Geschäftsführer und mit der US Gesellschaft oder Proto Labs Germany GmbH verbundenen Unternehmen.

11.The parties agree that the Managing Director shall have no further financial claims with the exception of those claims expressly mentioned herein. With the fulfilment of the obligations resulting from this Agreement all mutual claims arising from or in connection with the service contract, the Severance Agreement, as well as any other claims related to the service relationship and/or its termination, irrespective of whether known or unknown, shall be deemed settled and fulfilled. This also applies to the relationship between the Managing Director and companies affiliated with the US Company or Proto Labs Germany GmbH.

12.Bei etwaigen unterschiedlichen Auslegungsmöglichkeiten der deutschen und englischen Fassung dieses Aufhebungsvertrages hat stets die deutsche Fassung Vorrang. Es gilt deutsches Recht.	12.In case of possible different interpretation possibilities of the German and the English version of this Agreement, the German version shall always prevail. German law shall apply.

Maple Plain, MN October 1, 2024
Ort/Datum / place/date

/s/ Daniel Schumacher
Daniel Schumacher, Chief Financial Officer
US Gesellschaft / US Company

Maple Plain, MN October 1, 2024
Ort/Datum / place/date

/s/ Daniel Schumacher
Daniel Schumacher, Director PL Euro Services Limited
Proto Labs Germany GmbH

Hamburg September 27, 2024
Ort/Datum / place/date

/s/ Bjoern Klaas
Bjoern Klaas
Geschäftsführer / Managing Director